United States securities and exchange commission logo





                     December 14, 2020

       Scott T. Parker
       Executive Vice President and Chief Financial Officer
       Ryder System, Inc.
       11690 N.W. 105th Street
       Miami, Florida 33178

                                                        Re: Ryder System, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed February 27,
2020
                                                            File No. 001-04364

       Dear Mr. Parker:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services